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                                                                      EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No 33-22284) of the 1987 Management Share Incentive Plan, the Registration Statement on Form S-8 (No 33-43696) of the 1990 Non-Employee Directors' Stock Option Plan and the Registration Statement on Form S-8 (No. 333-51983) of the 1998 Management Share Incentive Plan of Mine Safety Appliances Company of our report dated February 19, 1999, appearing on page 16 of the 1998 Annual Report to Shareholders of Mine Safety Appliances Company, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-1 of this Form 10-K.


PRICEWATERHOUSECOOPERS LLP

600 Grant Street
Pittsburgh, PA 15219
March 25, 1999